Exhibit 99.1

Contact:	Mike Cockrell
Treasurer & Chief Financial Officer
(601) 426-1454

SANDERSON FARMS, INC. REPORTS

RESULTS FOR FOURTH QUARTER AND FISCAL 2018

LAUREL, Miss. (December 20, 2018) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for the fourth quarter and fiscal year ended October 31, 2018.

Net sales for the fourth quarter of fiscal 2018 were $798.1 million compared with $919.9 million for the same period a year ago. For the quarter, the Company reported a net loss of $43.2 million, or $1.95 per share, compared with net income of $72.9 million, or $3.20 per share, for the fourth quarter of fiscal 2017.

Net sales for fiscal 2018 were $3.236 billion compared with $3.342 billion for fiscal 2017. Net income for the fiscal year totaled $61.4 million, or $2.70 per share, compared with net income of $279.7 million, or $12.30 per share, for last fiscal year.

The results for the quarter and fiscal year include a charge of $9.6 million, or approximately $0.32 per share net of income taxes, to record live inventories on hand at October 31, 2018, at the lower of cost or net realizable value as required by generally accepted accounting principles. Results also reflect costs and inefficiencies as a result of two hurricanes during the fourth quarter that affected operations in North Carolina and Georgia.

“The fourth quarter marked the end of a challenging year for Sanderson Farms,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “Market conditions weakened significantly during our fourth fiscal quarter of 2018, as market prices declined after Labor Day, reflecting weak demand for products produced for the food service market at our plants that process a larger bird. The decrease in demand and resulting weak market prices were exacerbated by hurricane disruptions.

“For the fiscal year, we reported record volume of poultry products sold of 4.44 billion pounds, compared to 4.22 billion pounds in fiscal 2017. Grain prices were slightly higher during fiscal 2018 compared with prices paid in fiscal 2017; however, feed costs in processed flocks were higher by only 1.3 percent per pound, as higher prices paid for feed grain were partially offset by improved live bird performance.”

According to Sanderson, overall realized prices for poultry products were 9.2 percent lower in fiscal 2018 compared with prices last year, and were significantly lower for the fourth fiscal quarter of 2018. Boneless breast meat market prices averaged 26.1 percent lower in the fourth quarter than the prior-year period. For the full fiscal year, however, boneless breast meat prices were 16.7 percent lower compared with fiscal 2017. Jumbo wing market prices averaged $1.46 per pound during the fourth quarter of fiscal 2018, down 30.2 percent from the average of $2.09 per pound during the prior-year period. Jumbo wing market prices averaged $1.44 per pound during the fiscal year, down 25.2 percent from the average of $1.92 per pound for fiscal 2017. The average market price for bulk leg quarters decreased approximately 24.8 percent for the fourth fiscal quarter of 2018 compared with the fourth fiscal quarter of 2017, and decreased 5.5 percent for fiscal 2018 compared to fiscal 2017. Cash prices for corn during the fourth fiscal quarter decreased by 1.2 percent, while soybean meal cash prices were up 1.9 percent.

-MORE-

Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2018

December 20, 2018

“As of October 31, 2018, our balance sheet reflected $1.659 billion in assets, stockholders’ equity of $1.388 billion and net working capital of $367.6 million. We repurchased 823,385 shares during the fourth fiscal quarter at an average price of $101.37 per share, and we had no debt at fiscal year-end. We believe our balance sheet provides us with the financial strength not only to support our growth strategy, but also to consistently manage our operations through the cycles that characterize our industry. We deeply appreciate the hard work and dedication to excellence of our employees, growers and everyone associated with our company,” Sanderson concluded.

Sanderson Farms will hold a conference call to discuss this press release today, December 20, 2018, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live internet broadcast of the conference call through the Company’s website at www.sandersonfarms.com. To listen to the live call, please go to the website at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an internet replay will be available shortly after the call and continue through December 27, 2018. Those without internet access, or who prefer to participate via telephone, may call 1-800-263-0877, access code 6652562.

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh, frozen and minimally prepared chicken. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended October 31, 2017, the Company’s subsequent reports on Form 10-Q, and the following:

(1) Changes in the market price for the Company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets.

(2) Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, any of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein.

(3) Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the Company or other companies in the poultry industry ship product, and other changes that might limit the Company’s or the industry’s access to foreign markets.

(4) Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the Company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety.

(5) Various inventory risks due to changes in market conditions including, but not limited to, the risk that market values of live and processed poultry inventories might be lower than the cost of such inventories, requiring a downward adjustment to record the value of such inventories at the lower of cost or net realizable value as required by generally accepted accounting principles.

(6) Changes in and effects of competition, which is significant in all markets in which the Company competes, and the effectiveness of marketing and advertising programs. The Company competes with regional and national firms, some of which have greater financial and marketing resources than the Company.

-MORE-

Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2018

December 20, 2018

(7) Changes in accounting policies and practices adopted voluntarily by the Company or required to be adopted by accounting principles generally accepted in the United States.

(8) Disease outbreaks affecting the production, performance and/or marketability of the Company’s poultry products, or the contamination of its products.

(9) Changes in the availability and cost of labor and growers.

(10) The loss of any of the Company’s major customers.

(11) Inclement weather that could hurt Company flocks or otherwise adversely affect its operations, or changes in global weather patterns that could affect the supply and price of feed grains.

(12) Failure to respond to changing consumer preferences and negative or competitive media campaigns.

(13) Failure to successfully and efficiently start up and run a new plant or integrate any business the Company might acquire.

(14) Unfavorable results from currently pending litigation and proceedings, or litigation and proceedings that could arise in the future.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of Sanderson Farms. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company. When used in this press release or in the related conference call, the words “believes”, “estimates”, “plans”, “expects”, “should”, “outlook”, and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Examples of forward-looking statements include statements of the Company’s belief about its growth plans, future demand for its products, future prices for feed grains, future expenses, future production levels, future earnings, future growth plans or other industry conditions.

-MORE-

Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2018

December 20, 2018

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(1)	(1)
Net sales	$798,148	$919,941	$3,236,004	$3,342,226
Costs and expenses:
Cost of sales	787,660	746,425	2,974,739	2,700,684
Live inventory adjustment	9,600	—	9,600	—
Selling, general and administrative	58,575	64,556	221,965	216,303

	855,835	810,981	3,206,304	2,916,987

Operating income (loss)	(57,687)	108,960	29,700	425,239
Other income (expense):
Interest income	842	344	2,911	1,167
Interest expense	(518)	(511)	(2,066)	(1,886)
Other	3	2	12	10

	327	(165)	857	(709)

Income (loss) before income taxes	(57,360)	108,795	30,557	424,530
Income tax expense (benefit)	(14,162)	35,924	(30,874)	144,785

Net income (loss)	$(43,198)	$72,871	$61,431	$279,745

Basic earnings (loss) per share	$(1.95)	$3.20	$2.70	$12.30

Diluted earnings (loss) per share	$(1.95)	$3.20	$2.70	$12.30

Dividends per share	$0.32	$1.32	$1.28	$2.04

(1)

The Condensed Consolidated Statements of Operations for the twelve months ended October 31, 2018 and 2017 were derived from the audited consolidated financial statements for those periods, but do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.

-MORE-

Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2018

December 20, 2018

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	October 31,	October 31,
	2018	2017
	(1)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$121,193	$419,285
Accounts receivable, net	121,932	138,868
Receivable from insurance companies	7,094	0
Inventories	240,056	252,765
Refundable income taxes	32,974	0
Prepaid expenses	43,240	38,620

Total current assets	566,489	849,538
Property, plant and equipment	1,961,497	1,657,084
Less accumulated depreciation	(873,909)	(780,276)

	1,087,588	876,808
Other assets	5,363	6,897

Total assets	$1,659,440	$1,733,243

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$128,936	$90,904
Accrued expenses	69,953	101,168
Accrued income taxes	0	6,649

Total current liabilities	198,889	198,721
Claims payable and other liabilities	9,865	9,762
Deferred income taxes	62,793	91,898
Commitment and contingencies
Stockholders’ equity:
Common stock	22,100	22,803
Paid-in capital	81,269	134,999
Retained earnings	1,284,524	1,275,060

Total stockholders’ equity	1,387,893	1,432,862

Total liabilities and stockholders’ equity	$1,659,440	$1,733,243

(1)

The Condensed Consolidated Balance Sheets at October 31, 2018 and 2017 were derived from the audited consolidated financial statements at those dates, but do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.

-END-